ECI Telecom Ltd.
Interim Consolidated Financial Statements
(Unaudited)
As of June 30, 2006

.

Interim Unaudited Consolidated Balance Sheets as of

	June 30 2006	June 30 2005	December 31 2005
	$ in thousands	$ in thousands	$ in thousands
Assets

Current assets
Cash and cash equivalents	84,925	60,000	63,828
Short-term investments	70,756	39,895	41,304
Receivables:
Trade, net	163,446	156,466	152,805
Other	31,070	22,412	24,751
Prepaid expenses	4,967	4,696	3,617
Work in progress	3,457	4,504	2,937
Inventories	148,705	170,292	146,963

Total current assets	507,326	458,265	436,205

Long-term receivables, net	8,519	8,138	8,273

Long-term deposit and marketable securities	102,980	114,292	139,964

Assets held for severance benefits	24,942	24,116	25,931

Investments	16,336	22,659	19,787

Property, plant and equipment
Cost	278,121	258,778	265,446
Less - Accumulated depreciation	156,979	139,495	145,855

	121,142	119,283	119,591

Software development costs, net	11,327	13,346	11,999

Goodwill	39,329	38,099	39,329

Other assets, net	45,224	47,241	47,656

Total assets	877,125	845,439	848,735

/s/ Rafi Maor	President, Chief Executive Officer
Rafi Maor

/s/ Giora Bitan Giora Bitan	Executive Vice President, Chief Financial Officer

July 27, 2006

ECI Telecom Ltd.

	June 30 2006	June 30 2005	December 31 2005
	$ in thousands	$ in thousands	$ in thousands
Liabilities and shareholders' equity

Current liabilities
Trade payables	77,095	59,038	56,451
Other payables and accrued liabilities	122,244	133,270	120,538

Total current liabilities	199,339	192,308	176,989

Long-term liabilities

Other liabilities	1,000	151	157
Liability for employee severance benefits	46,249	47,162	48,340

Total long-term liabilities	47,249	47,313	48,497

Total liabilities	246,588	239,621	225,486

Minority Interest	4,120	4,273	4,120

Shareholders' equity
Ordinary shares NIS 0.12 par value per share,
Authorized 200,000,000 shares; Issued and outstanding
117,072,532 shares as at June 30, 2006,
110,503,052 as at June 30, 2005 and
111,827,822 shares as at December 31, 2005	6,387	6,227	6,262
Capital surplus	652,695	644,917	648,532
Accumulated other comprehensive income (loss)	(1,213)	8,408	8,486
Accumulated deficit	(31,452)	(58,007)	(44,151)

Total shareholders' equity	626,417	601,545	619,129

Total liabilities and shareholders' equity	877,125	845,439	848,735

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Operations

	Six months ended		Three months ended		Year ended
	June 30 2006	June 30 2005	June 30 2006	June 30 2005	December 31 2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	332,283	298,344	170,273	152,898	629,918
Cost of revenues	200,350	172,048	103,331	86,474	367,779
Gross profit	131,933	126,296	66,942	66,424	262,139
Research and development
costs, net	50,416	38,869	25,362	21,070	87,289
Selling and marketing expenses	46,139	45,445	24,211	24,065	95,826
General and administrative
expenses	24,134	20,787	11,498	10,624	41,976
Recovery of doubtful debt	-	(10,356)	-	(10,356)	(10,356)
Impairment of loans	-	3,000	-	3,000	3,000
Amortization of acquisition -
related intangible assets	2,491	461	1,273	461	2,902
Acquired in-process
research and development	-	890	-	890	890
Operating income	8,753	27,200	4,598	16,670	40,612
Financial expenses	(1,187)	(1,960)	(554)	(1,160)	(3,656)
Financial income	5,757	4,004	2,932	2,324	8,857
Other income (expenses), net	4,487	410	4,500	(294)	1,917
Income from continuing
operations before taxes
on income	17,810	29,654	11,476	17,540	47,730
Taxes on income	(2,226)	(1,876)	(1,180)	(936)	(3,454)
Income from continuing
operations after taxes
on income	15,584	27,778	10,296	16,604	44,276
Company's equity in results of
investee company	(2,885)	(1,469)	(659)	(658)	(4,285)
Minority interest	-	(301)	-	(371)	(127)

Net Income	12,699	26,008	9,637	15,575	39,864

Earnings per ordinary share
Basic earnings per share:
Net earnings per ordinary share ($)	0.11	0.24	0.08	0.14	0.36

Weighted average number of
shares outstanding
used to compute basic earnings
per share - in thousands	114,712	109,859	116,102	110,141	110,322

Diluted earnings per share:
Net earnings per ordinary share ($)	0.11	0.22	0.08	0.13	0.34

Weighted average number of
shares outstanding used to
compute diluted earnings per
share - in thousands	119,719	117,597	120,532	117,816	118,058

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Comprehensive Income

	Six months ended		Three months ended		Year ended
	June 30 2006	June 30 2005	June 30 2006	June 30 2005	December 31 2005

	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Net income	12,699	26,008	9,637	15,575	39,864

Other comprehensive
income (loss):

Changes in the fair value of
financial instruments, net
Of taxes (nil)	(5,015)	20,872	(633)	8,646	19,226

Realization of gain on
available for sale
securities	(4,075)	-	(4,075)	-	-

Unrealized holding gain
(loss) on available for
sale securities arising
during the period, net of
taxes (nil)	(609)	173	(2,531)	260	1,897

Total other comprehensive
income (loss)	(9,699)	21,045	(7,239)	8,906	21,123

Comprehensive income	3,000	47,053	2,398	24,481	60,987

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Changes in Shareholders' Equity

	Number of shares (1)	Share capital	Capital surplus	Accumulated other comprehensive income (loss)	Accumulated earnings (deficit)	Total shareholders' equity

	$ in thousands except share amounts
Balance at
January 1, 2006	111,827,822	6,262	648,532	8,486	(44,151)	619,129

Net income for the six
months ended
June 30, 2006	-	-	-	-	12,699	12,699
Employee stock options
exercised and paid	4,989,169	125	9,910	-	-	10,035
Share-based payments
expenses	-	-	6,681	-	-	6,681
Restricted shares issuance	276,607	-	-	-	-	-
Restricted shares forfeited	(21,066)	-	-	-	-	-
Net unrealized gain on
available for sale securities	-	-	-	(609)	-	(609)
Realization of gain on
available for sale securities	-	-	-	(4,075)	-	(4,075)
Changes in the fair value
of financial instruments	-	-	-	(5,015)	-	(5,015)
Distribution of available
for sale securities as
dividend in kind	-	-	(12,428)	-	-	(12,428)

Balance at June 30, 2006	117,072,532	6,387	652,695	(1,213)	(31,452)	626,417
Balance at
January 1, 2005	109,391,828	6,198	642,222	(12,637)	(84,015)	551,768

Net income for the
six months ended
June 30, 2005	-	-	-	-	26,008	26,008
Employee stock options
exercised and paid	1,106,316	29	2,619	-	-	2,648
Shares issuance	4,908	-	35	-	-	35
Share-based payments
expenses	-	-	41	-	-	41
Net unrealized gain on
available for sale
securities	-	-	-	173	-	173
Changes in the fair value
of financial instruments	-	-	-	20,872	-	20,872

Balance at June 30, 2005	110,503,052	6,227	644,917	8,408	(58,007)	601,545

(1) Issued and outstanding

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Changes in Shareholders' Equity (cont’d)

Number of shares (1)	Share capital	Capital surplus	Accumulated other comprehensive income (loss)	Accumulated earnings (deficit)	Total shareholders’ equity

$ in thousands, except share amounts

Balance at April 1, 2006	116,392,303	6,375	659,710	6,026	(41,089)	631,022

Net income for the three
months ended June 30,
2006	-	-	-	-	9,637	9,637
Employee stock options
exercised and paid	435,869	12	1,563	-	-	1,575
Share-based payments
expenses	-	-	3,850	-	-	3,850
Restricted shares issuance	259,470	-	-	-	-	-
Restricted shares forfeited	(15,110)	-	-	-	-	-
Net unrealized gain on
available for sale securities	-	-	-	(2,531)	-	(2,531)
Realization of gain on
available for sale securities	-	-	-	(4,075)	-	(4,075)
Changes in the fair value
of financial instruments	-	-	-	(633)	-	(633)
Distribution of available
for sale securities as
dividend in kind	-	-	(12,428)	-	-	(12,428)

Balance at June 30, 2006	117,072,532	6,387	652,695	(1,213)	(31,452)	626,417

Balance at April 1, 2005	109,761,246	6,207	642,770	(498)	(73,583)	574,896

Net income for the
three months ended
June 30, 2005	-	-	-	-	15,575	15,575
Employee stock options
exercised and paid	738,285	20	2,122	-	-	2,142
Share issuance	3,521	-	25	-	-	25
Share-based payments
expenses
Net unrealized gain on
available for sale
securities	-	-	-	260	-	260
Changes in the fair value
of financial instruments	-	-	-	8,646	-	8,646

Balance at June 30, 2005	110,503,052	6,227	644,917	8,408	(58,007)	601,545

(1) Issued and outstanding

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Changes in Shareholders' Equity (cont’d)

	Number of shares (1)	Share capital	Capital surplus	Accumulated other comprehensive income (loss)	Accumulated earnings (deficit)	Total shareholders’ equity
	$ in thousands, except share amounts
Balance at
January 1, 2005	109,391,828	6,198	642,222	(12,637)	(84,015)	551,768

Net income for the year
ended December 31, 2005	-	-	-	-	39,864	39,864
Employee stock options
exercised and paid	1,697,867	45	4,254	-	-	4,299
Shares issuance	4,908	-	35	-	-	35
Share-based payments
expenses	-	-	2,040	-	-	2,040
Restricted shares issuance	742,776	19	(19)	-	-	-
Restricted shares forfeited	(9,557)	-	-	-	-	-
Net unrealized gain on
available for sale
securities	-	-	-	1,897	-	1,897
Changes in fair value of
financial instruments	-	-	-	19,226	-	19,226
Balance at
December 31, 2005	111,827,822	6,262	648,532	8,486	(44,151)	619,129

(1) Issued and outstanding

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statement of Cash Flows

	Six months ended		Three months ended		Year ended
	June 30 2006	June 30 2005	June 30 2006	June 30 2005	December 31 2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Cash flows for operating
activities

Income for the period	12,699	26,008	9,637	15,575	39,864

Adjustments to reconcile
income to cash provided by
operating activities:

Depreciation and amortization	18,774	18,437	9,170	8,556	36,665
Share-based payments
expenses	6,681	41	3,850	-	2,040
Gain on sale of property and
equipment	(345)	(427)	(151)	(183)	(2,398)
Impairment of loans	-	3,000	-	3,000	3,000
Capital losses (gains), net	(3,701)	(2,212)	(4,030)	64	(2,096)
Other - net	(2,422)	2,904	(2,770)	2,129	1,723
Acquired In-process research
and development costs	-	890	-	890	890
Company’s equity in results
of investee company	2,885	1,469	659	658	4,285
Minority interest	-	301	-	371	127
Loss (gain) from marketable
securities	208	997	(105)	569	1,648
Decrease (increase) in trade
receivables (including non-
current maturities of bank
deposits and trade receivables)	(10,887)	74,529	3,875	82,282	78,056
Decrease (increase) in other
receivables	(14,697)	7,035	(8,725)	(568)	3,565
Decrease (increase) in prepaid
expenses	(1,350)	2,245	705	1,989	3,325
Decrease (increase) in work
in progress	(520)	(1,260)	(273)	(1,237)	308
Decrease (increase) in
inventories	(1,742)	13,047	2,163	7,294	38,127
Increase (decrease) in trade
payables	20,644	(11,123)	6,063	(1,723)	(16,759)
Increase (decrease) in other
payable and accrued liabilities	5,302	(7,487)	(10,154)	(2,702)	(16,068)
Increase (decrease) in other
long-term liabilities	843	(6)	780	(6)	-
Decrease in liability for
employee severance benefits	(2,091)	(3,781)	(1,589)	(2,424)	(2,602)
Net cash provided by
operating activities	30,281	124,607	9,105	114,534	173,700

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statement of Cash Flows (cont'd)

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Cash flows provided by
(used in) investing activities
Investments in deposits, net	396	(597)	50	1,823	2,368
Software development
costs capitalized	(3,488)	(4,259)	(1,678)	(1,765)	(8,014)
Investment in property, plant
and equipment	(13,640)	(9,217)	(7,189)	(3,674)	(21,499)
Proceeds from sale of
property, plant and equipment	534	604	221	213	7,131
Acquisition of investee
companies	(250)	(500)	-	(500)	(559)
Repayment of long-term loans
granted	217	-	60	-	-
Proceeds from realization of
an investee company	-	2,350	-	-	2,350
Investment in marketable
securities	(25,091)	(20,700)	(4,317)	(14,498)	(70,239)
Proceeds from realization of
marketable securities	19,318	11,817	11,573	6,817	32,401
Changes in assets held for
severance benefits	2,554	130	2,963	(237)	(1,006)
Acquisition of operation (A)	-	(5,354)	-	(5,354)	(13,605)
Acquisition of newly
consolidated subsidiary (B)	-	(84,701)	-	(84,701)	(85,923)
Net cash provided by
(used in) investing activities	(19,450)	(110,427)	1,683	(101,876)	(156,595)

Cash flows provided by
(used in) financing activities
Repayment of loans from
banks	-	(30,000)	-	-	(30,000)
Exercise of stock options	10,035	2,648	1,575	2,142	4,299
Share issuance	-	35	-	25	35

Net cash provided by (used
in) financing activities	10,035	(27,317)	1,575	2,167	(25,666)
Effect of change in
exchange rate on cash	231	(1,045)	423	(735)	(1,793)
Net increase (decrease) in
cash and cash equivalents	21,097	(14,182)	12,786	14,090	(10,354)
Cash and cash equivalents
at beginning of period	63,828	74,182	72,139	45,910	74,182
Cash and cash equivalents
at end of period	84,925	60,000	84,925	60,000	63,828

The accompanying notes are an integral part of the financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statement of Cash Flows (cont'd)

A. Acquisition of Operations

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Net current assets	-	3,166	-	3,166	5,216
Liability for unpaid
consideration	-	(3,178)	-	(3,178)	(250)
Property, plants and equipment	-	363	-	363	580
Core Technology	-	5,003	-	5,003	4,349
Goodwill	-	-	-	-	1,230
Other intangible assets	-	-	-	-	2,480

	-	5,354	-	5,354	13,605

B. Acquisition of newly consolidated subsidiary

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Net current assets (other
than cash )	-	11,055	-	11,055	11,055
Transaction costs payables	-	(1,222)	-	(1,222)	-
Property, plants and equipment	-	3,155	-	3,155	3,155
Long-term liabilities	-	(157)	-	(157)	(157)
Core Technology	-	33,820	-	33,820	33,820
In-process research and
development	-	890	-	890	890
Backlog	-	100	-	100	100
Goodwill	-	37,060	-	37,060	37,060

	-	84,701	-	84,701	85,923

C. Non-cash activities

	Six months ended		Three months ended		Year ended
	June 30	June 30	June 30	June 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Purchase of fixed assets	-	-	-	-	3,049
Fixed assets received as loan
consideration	224	-	-	-	-
Distribution of available for
sale securities as dividend
in kind (see Note 6B)	12,428	-	12,428	-	-

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 1 - General

The interim consolidated financial statements are unaudited and prepared in a condensed format. The interim consolidated financial statements should be read in conjunction with Company's annual consolidated financial statements as of December 31, 2005 and the accompanying notes thereto. Information presented with respect to December 31, 2005 and the year then ended is derived from our audited consolidated financial statements as of and for the year then ended. Information with respect to June 30, 2006 and June 30, 2005 and the respective six-month and three-month periods then ended is unaudited but, in the opinion of management, include all adjustments (all of which are of a normal recurring nature) necessary for a fair presentation of the interim financial information.

Note 2 - Significant Accounting Policies

A.
The accounting policies applied in the preparation of these interim consolidated financial statements are identical with those applied in the preparation of the latest annual consolidated financial statements, except as discussed in Note 2D and Note 3.

B.	The interim consolidated financial statements are prepared in accordance with accounting principles for preparation of financial statements for interim periods.

C.	The interim consolidated financial statements have been prepared in accordance with US GAAP and are reported in U.S. dollars.

D.	Certain amounts in prior year’s financial statements have been reclassified.

E.
Because the financial statements of an investee company are not made available timely to ECI in order to apply the equity method of accounting, starting from the second quarter of 2006, the proportionate share of the results of operations of this investee company are included in ECI’s consolidated financial statements on a three month lag. The change in accounting principle did not have a material impact on the company’s financial position or results of operation.

Note 3 - Share Based Payments

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revision 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”), based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the guidance in SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the six-month and three-month periods ended June 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of the adoption of the recognition principles of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the six-month and three-months periods ended June 30, 2006 was $6.7 million and $3.9 million, respectively.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 3 - Share Based Payments (cont'd)

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Interim Consolidated Statement of Operations for the six-month and three-month periods ended June 30, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value, estimated in accordance with the pro forma disclosure provisions of SFAS 123, and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company changed its method of attributing the value of stock-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted on or prior to December 31, 2005 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted subsequent to December 31, 2005 is recognized using the straight-line single-option method. As stock-based compensation expense recognized in the Interim Consolidated Statement of Operations for the six-month and three-month periods ended June 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The Company used Black-Scholes option-pricing model (“Black-Scholes model”) method of valuation for share-based awards for purposes of complying with the pro forma disclosure requirements of SFAS 123, and has used the Black-Scholes option-pricing model for purposes of both the measurement and recognition of compensation expense for share-based award commencing January 1, 2006 coinciding with the effective date of adoption of SFAS 123 (R). The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 4 - Inventory

Inventory is comprised of the following:
	June 30	June 30	December 31
	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands
Raw materials and components	56,312	61,273	47,970
Work in process	21,730	9,259	23,839
Finished products	70,663	99,760	75,154

	148,705	170,292	146,963

Note 5 - Shareholders' Equity

A. Authorized, issued and outstanding shares

	Authorized
	June 30	December 31
	2006	2005
	Number of shares
NIS 0.12 par value per ordinary share	200,000,000	200,000,000

1.	The Company’s shares (NIS 0.12 par value each) are traded in the United States on the over the counter market and are listed on the Nasdaq Stock Market.

2.	For details of the issued share capital see consolidated Statements of Changes in Shareholders’ Equity.

B.	Dividends

According to the Israeli corporate laws, dividends may be paid by the Company only out of accumulated earnings, or out of net income, in two consecutive years.

C.	Share incentive (stock options and restricted shares plans)

1.
The Company’s current stock option plans are the ECI Telecom Ltd. Key Employee Share Incentive Plan 1991 (the “1991 Plan”) and the ECI Telecom Ltd. Employee Share Incentive Plan 2002 (the “2002 Plan”, together the "ECI Plans"), which were adopted by the shareholders at the Annual General Meetings held respectively on August 29, 1991 and November 19, 2002. The ECI Plans will expire on December 31, 2012.

The ECI Plans provide that options may be granted to any employee, director, consultant or contractor of the Company pursuant to (a) one or more sub-plans designed to benefit from the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and (b) any other share incentive plan approved by the Board of Directors of the Company.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C.	Share incentive (stock options and restricted shares plans) (cont’d)

In January 2006, the Board of Directors approved an amendment to the 2002 Plan, which provided that, unless otherwise specified at the time of the award, options granted under subsequent option awards are exercisable on a “net exercise” basis: instead of issuing to the grantee the number of shares specified in the option award, the grantee will receive the number of shares having a market value equal to the difference between the exercise price and closing market price of our shares immediately prior to the date of exercise, multiplied by the number of options being exercised. The only amount payable by the grantee for the issue to him or her of the shares, is the aggregate par value of such shares, which amount may be waived.

Under the terms of the ECI Plans, as of June 30, 2006, the Company is authorized to grant options for a total of 32,760,700 shares, subject to anti-dilution adjustment. The option awards are personal and non-assignable and terminate automatically upon termination of employment (except for approved retirement or termination caused by death or disability or as otherwise approved by the Board of Directors or its Remuneration Committee).

Stock option awards during the reporting period

The principal stock option awards made by the Company to its employees, during the six months ended June 30, 2006 were as stated below. These stock options vest as follows: 12.5% after six months and 6.25% on the last day of each following quarter over a period of 14 quarters. All the stated stock option awards are exercisable on a “net exercise” basis.

On February 1, 2006, the Company granted options for 200,000 shares at an exercise price of $ 8.37 per share.

On February 15, 2006, the Company granted options for 66,000 shares at an exercise price of $ 8.71 per share.

On February 21, 2006, the Company granted options for 70,000 shares at an exercise price of $ 8.62 per share.

On May 22, 2006, the Company granted options for 65,000 shares at an exercise price of $ 9.87 per share.

None of the above stock options were granted at exercise prices below the market price on the date of the grant.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C. Share incentive (stock options and restricted shares plans) (cont’d)

2.
At the Annual General Meeting held on July 28, 2005, the Company's shareholders adopted the ECI Telecom Ltd. Employee Restricted Share Incentive Plan (the "ECI Restricted Share Plan"). The ECI Restricted Share Plan will expire on June 4, 2015. Restricted shares issued under the ECI Restricted Share Plan are issued from the same pool of shares available for the issue of stock options under the ECI Plans.

The ECI Restricted Share Plan provides that restricted shares may be granted to any employee, director, consultant or contractor of the Company (the "Participant"). The restricted shares are held in trust on behalf of a Participant until the Participant's interest in such restricted shares vests and they become freely transferable.

Should a Participant cease to remain in the employ or service of the Company, for any reason, while holding unvested restricted shares (except for termination caused by death or as otherwise approved by the Board of Directors or its Remuneration Committee), then those restricted shares shall either (i) be surrendered to the Company for cancellation, or (ii) be sold by the Participant to the Company (for consideration equal to the issue price of such shares), or (iii) shall be treated in any other manner that will assure that the Participants rights in such shares shall cease to exist; and the Participant shall have no further shareholder rights with respect to those restricted shares.

Unless determined otherwise by the Remuneration Committee, the restricted shares shall be fully vested after four years from the date of issuance according to the following schedule: 12.5% shall vest following the lapse of six months from the date of issuance and a further 6.25% shall vest on the last day of each quarter, during 14 consecutive quarters thereafter.

The fair value of the restricted shares as of the date of the issue is amortized over the vesting period.

Restricted shares issued during the reporting period

The restricted shares issued by the Company to its employees and a director, during the six months ended June 30, 2006 were as stated below: Unless otherwise stated, these restricted shares vest in accordance with the above vesting schedule. The shares were issued for no cash consideration.

On February 1, 2006, the Company issued 2,987 restricted shares to a director. The shares vest and become transferable as follows: one third on February 1, 2007, a further one third on February 1, 2008 and the remaining one third on February 1, 2009.

On February 16, 2006, the Company issued 14,150 restricted shares to its employees.

On May 22, 2006, the Company issued 188,660 restricted shares to its employees. 1,500 of the restricted shares vest and become transferable in accordance with the above vesting schedule. The other 187,160 restricted shares vest and become transferable as follows: 50% on June 30, 2006, a further 25% on September 30, 2006 and the remaining 25% on December 31, 2006.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C. Share incentive (stock options and restricted shares plans) (cont’d)

Restricted shares issued during the reporting period (cont’d)

On May 30, 2006, the Company issued 70,810 restricted shares to its employees. The shares vest and become transferable as follows: 50% on June 30, 2006, a further 25% on September 30, 2006 and the remaining 25% on December 31, 2006.

Unearned compensation on the grant of the restricted shares as measured at the original grant date, totaling $2.6 millions was calculated based on the market value of the shares on the date of grants and is being amortized over the vesting period.

Compensation expense of $1.2 millions was recognized for the above mentioned shares during the six months ended June 30, 2006.

D. Share incentive and stock option plans

1.	Stock options under the ECI Plans are as follows:

	Six months ended June 30 2006	Year ended December 31 2005
	Number of shares	Number of shares
Total number authorized at beginning of period	32,760,700	29,760,700
Increase in number authorized during period	-	3,000,000
Options unexercised and unvested restricted shares
at beginning of period	(21,732,191)	(19,447,184)
Options exercised and restricted shares vested prior to
beginning of period	(5,296,665)	(3,483,565)
Options granted during the period	(401,449)	(4,062,995)
Options cancelled during the period	1,379,461	698,107
Restricted shares granted during the period	(276,607)	(742,776)
Restricted shares forfeited during the period	21,066	9,557
Available for future grants at the end of the period	6,454,315	5,731,844

Options exercised during the period*	4,989,169	1,697,867

* Average price of options exercised during
the period (in $)	2.01	2.53

Restricted shares vested during the period	197,609	115,233

Options unexercised and unvested restricted
shares at the end of period	15,822,942	21,732,191

Options unexercised and unvested restricted shares
vest as follows (1):
First year or thereafter	12,560,599	17,176,269
Second year or thereafter	2,137,368	2,303,899
Third year or thereafter	1,124,975	2,252,023
	15,822,942	21,732,191

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont'd)

D. Share incentive and stock option plans (cont’d)

2.	To be paid in NIS based on the rate of exchange of the dollar on the date of payment as follows:

	June 30 2006	December 31 2005
Dollars per Share	Number of shares	Number of shares
Restricted shares	675,918	617,986
Zero	620,090	2,098,362
$ 1.26 - $ 3.04	1,296,800	1,966,098
$ 3.11	1,406,660	3,921,429
$ 3.12 - $ 6.91	2,674,654	3,346,718
$ 7.07 - $ 8.71	1,180,012	901,574
$ 8.85	1,351,133	1,460,400
$ 9.01 - $ 9.22	1,515,701	1,761,451
$ 9.87 - $ 20.76	766,658	719,957
$ 23.76 - $ 26.14	25,500	175,500
$ 26.42	2,762,556	2,902,256
$ 27.27 - $ 29.29	1,219,710	1,231,010
$ 29.76 - $ 39.76	327,550	629,450
	15,822,942	21,732,191

E. Fair value method

1.
In October 1995 the Financial Accounting Standards Board (FASB) issued SFAS 123 “Accounting for Stock-based Compensation” which established financial accounting and reporting standards for stock-based compensation plans. The statement defines a fair value-based method of accounting for employee stock options and other stock-based awards.

As required by SFAS 123, the Company has determined the weighted average fair value per option of stock-based arrangements grants during the three months ended June 30, 2006, the six months ended June 30, 2006, the year ended 2005, the three months ended June 30, 2005 and the six months ended June 30, 2005 to be $3.4, $3.3, $3.9, $3.8 and $4.1, respectively. The fair values of stock based compensation awards granted were estimated using the “Black - Scholes” option pricing model with the following assumptions.

	Option term	Expected volatility	Risk free interest rate
Period of grant	Term	Volatility	Interest rate
Six months ended June 30, 2006	3.0	60	5.0%
Six months ended June 30, 2005	3.3	63	3.7%
Three months ended June 30, 2006	3.0	61	5.1%
Three months ended June 30, 2005	3.3	63	3.7%
Year ended December 31, 2005	3.0	63	3.8%

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont'd)

E. Fair value method (cont’d)

2.
Had compensation expense for stock options granted under the Company’s stock option plans been recognized based on fair value at the grant dates consistent with the measurement method of SFAS 123, the Company’s net income and net income per share would have been as follows:

	Six months Ended June 30 2005	Three months Ended June 30 2005	Year ended December 31 2005
	$ in thousands	$ in thousands	$ in thousands
Net income, as reported	26,008	15,575	39,864
Add:
Stock based employee compensation
expenses included in reported net income,
net of related tax effects (nil)	41	-	2,040

Deduct:
Total stock-based employee compensation
expense determined under fair value-based
method for all awards, net of related tax
effects (nil)	(4,367)	(2,360)	(10,267)
Pro forma net income	21,682	13,215	31,637
Basic earnings per ordinary share

As reported	$0.24	$0.14	$0.36
Pro forma	$0.20	$0.12	$0.29

Diluted earnings per ordinary share

As reported	$0.22	$0.13	$0.34
Pro forma	$0.19	$0.11	$0.27

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 6 - Material Events in the Current Period

A.	In December 2004, the Company provided to Chiaro Networks Ltd. ("Chiaro"), a developer of infrastructure-class IP/MPLS routing platforms, two loans in the aggregate amount of $ 6 million.
The loans are secured by a first-priority floating charge over substantially all of Chiaro's assets.

During 2005, the business of Chiaro deteriorated significantly and in January 2006, Chiaro ceased doing business. Accordingly, Management determined that the Company may be unable to collect all amounts due according to the contractual terms of the loans agreement and therefore, a provision of $ 3 million in respect thereof was recorded in the consolidated financial statements for the year ended December 31, 2005. The Company as the sole secured creditor subsequently took the steps necessary to realize Chiaro's assets, including cash, tangible assets and intellectual property and, during the six month period ended June 30, 2006, the Company foreclosed the assets of Chiaro in the US and has already realized $ 0.4 million of Chiaro’s assets. As required under the Israeli law, the Company also commenced legal proceedings in Israel for the purpose of obtaining ownership of Chiaro’s Intellectual Property. The Company believes that the fair market value of Chiaro’s remaining assets is no less than the carrying amount of the uncollected debt of Chiaro as of June 30, 2006.

B.
Pursuant to a resolution of the Company's Board of Directors approved in June 2006, the Company distributed 2.9 million shares of ECtel Ltd. to the Company's shareholders of record as of June 29, 2006, resulting in the recognition of a net gain of $ 4.1 million, which was recognized in the three and six months periods ended June 30, 2006, under other income. These shares constituted approximately 15.9% of ECtel's outstanding shares.

Note 7 - Segment Reports

1. Segment activities disclosure:

Segment information is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and internal financial reports used by management to run the business.

2. Operational segment disclosure:

	Six months ended June 30, 2006
	Optical Networks	Broadband Access	Data Networking	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	180,992	128,247	5,008	18,036	332,283
Operating expenses (*)	153,534	118,409	25,489	26,098	323,530
Operating income
(loss)	27,458	9,838	(20,481)	(8,062)	8,753

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 7 - Segment Reports (cont'd)

2. Operational segment disclosure: (cont'd)

	Six months ended June 30, 2005
	Optical Networks	Broadband Access	**Data Networking	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	158,178	126,053	391	13,722	298,344

Operating expenses (*)	144,388	111,159	2,752	19,311	277,610
Recovery of
doubtful debts	-	-	-	(10,356)	(10,356)
Impairment of loans	-	-	-	3,000	3,000
Acquired in-process
research and
development costs	-	-	890	-	890
Operating income (loss)	13,790	14,894	(3,251)	1,767	27,200

	Three months ended June 30, 2006
	Optical Networks	Broadband Access	Data Networking	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	91,675	66,436	2,860	9,302	170,273

Operating expenses (*)	76,890	62,503	13,803	12,479	165,675
Operating income
(loss)	14,785	3,933	(10,943)	(3,177)	4,598

	Three months ended June 30, 2005
	Optical Networks	Broadband Access	**Data Networking	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	81,671	63,422	391	7,414	152,898

Operating expenses (*)	72,803	57,053	2,752	10,086	142,694
Recovery of
doubtful debts	-	-	-	(10,356)	(10,356)
Impairment of loans	-	-	-	3,000	3,000
Acquired in-process
research and
development costs	-	-	890	-	890
Operating income (loss)	8,868	6,369	(3,251)	4,684	16,670

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 7 - Segment Reports (cont'd)

2. Operational segment disclosure: (cont'd)

	Year ended December 31, 2005
	Optical Networks	Broadband Access	**Data Networking	Other	Consolidated
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands
Revenues	330,684	262,453	4,289	32,492	629,918

Operating expenses (*)	290,977	237,990	23,930	36,409	589,306
Operating income
(loss)	39,707	24,463	(19,641)	(3,917)	40,612

(*)	Includes cost of sales, research and development costs, selling and marketing expenses, general and administrative expenses.

(**)	From June 3, 2005 (See Note 19B to Company's annual consolidated financial statements as of December 31, 2005).

Note 8 - Contingencies

1.
Following the reduction in workforce in accordance with the reorganization plan of the Company that was implemented in 2002, claims and demands for higher amounts of severance pay were submitted by certain former employees. Management of the Company believes, based on the opinion of its legal advisors that the effect, if any, of the results of such claims and demands on the financial position of the Company and the results of its operations, will be immaterial and the provisions which are included in the financial statements in respect thereof are appropriate and sufficient.

2.
The Company conducts negotiations from time to time with international technology companies (“technology companies”) regarding allegations that it is using certain patents owned by the technology companies in its products. Although the Company cannot assess each negotiation for its merit, it estimates that any settlement, if needed, will not have a material adverse effect on the Company's financial position or results of operations.

3.
In December 1999, an agreement was signed with SCI Systems ("SCI") for the sale of a plant which manufactures electronic components. SCI is one of the largest manufacturers of electronic components in the world. As part of the agreement, SCI will, for several years to come, be the subcontractor for part of the manufacturing activities of the Company, on a cost plus basis.

The Company was in dispute with SCI as to the interpretation of certain aspects of the agreement, such as volume commitments; discount terms for large orders; the minimum size of orders; timing; untimely payments etc.

The dispute was referred to an arbitrator in December 2002. Subsequently, the arbitration was put on hold and the parties appointed an independent mediator in an additional attempt to settle this dispute.

ECI Telecom Ltd.

Notes to the Interim Unaudited Consolidated Financial Statements

Note 8 - Contingencies (cont'd)

In April 2006, the Company reached a settlement with Sanmina-SCI pursuant to which the Company undertook to immediately pay Sanmina-SCI the sum of $3.5 million. There may be additional contingent payments, depending on the volume of orders placed with Sanmina-SCI during the next six years.

In addition, the Company undertook to reimburse Sanmina-SCI an amount of $2.3 million for pension payments made by the latter to agreed employees.

Provisions have been included in the financial statements in respect to this matter in prior years, were appropriate and sufficient and the ultimate settlement is not expected to have a material effect, if any, on the Company's results of operations in 2006 and future years.

4.
Several claims have been submitted against the Company and against consolidated subsidiaries, resulting from ordinary business operations inter alia, for using patents owned by others. The Company's Management based mainly on opinions of its legal advisors, believes that the effect, if any, of the results of such claims on the financial position of the Company and the results of its operations will be immaterial and the provisions which are included in the financial statements in respect thereof are appropriate and sufficient.

5.
In 1997, an investigation was commenced by the Israeli Comptroller of Restrictive Trade Practices (“comptroller”) regarding alleged price fixing and non-competitive practices among Tadiran Telecommunications Ltd. (“TTL”), Tadiran Ltd (“Tadiran” - the parent company of TTL) and Telrad Telecommunications and Electronics Industries Ltd., a subsidiary of Koor Industries Ltd. (a significant shareholder of the Company and Tadiran Ltd.).

In 2004, the Company was informed that the comptroller has ceased the investigation without taking any action against the Company.

In September 2004, following the completion of the investigation by the comptroller mentioned above, a claim was filed against Bezeq (Israel's national telecommunications provider), Koor, TTL, Tadiran and Telrad in the District Court of Tel Aviv-Jaffa. Attached to the claim was a request for certification thereof as a class action, brought in the name of all Bezeq customers against the aforesaid companies, including the Company, in an amount of $ 385 million.

In March 2005 the Company and the other respondents filed their respective answers to the request to certify the claim as a class action. The applicant filed his reply to the respondents’ answers in December 2005.

Management of the Company believes, in light of the advice of its legal counsel, that the allegations against the Company are without merit and therefore no provision was recorded in respect thereto in the financial statements.

6.
In January 2005, the Company was named as a defendant in a purported class action complaint filed in the United States against ECtel, certain officers and directors of ECtel, and ECI. The complaint alleges violations of U.S. Federal Securities Laws by ECtel and breach of fiduciary duties by the individual defendants, in connection with disclosure of ECtel's financial results between April 2001 and April 2003. It also alleges that ECI was the controlling shareholder of ECtel during this period and, as such, influenced and controlled the purported actions by its subsidiary. Damages claimed by the plaintiff were not quantified.

In July 2006, the United States District Court for the District of Maryland granted ECI's and ECtel's motions to dismiss the securities class action lawsuit. The plaintiff has the right to appeal.